Exhibit 99.1

PRESS RELEASE

Investor Contacts:		Press Contacts:
Marlene S. Dooner Jane B. Kearns	(215) 286-7392 (215) 286-4794	D’Arcy Rudnay John Demming	(215) 286-8582 (215) 286-8011

COMCAST REPORTS 1st QUARTER 2012 RESULTS

Consolidated Revenue Increased 23%, Operating Cash Flow Increased 15% and Operating Income Increased 24%

Earnings per Share Increased 32% to $0.45

Free Cash Flow Increased 37% to $3.0 Billion, Including $2.2 Billion from Cable and $851 Million from NBCUniversal

Quarterly Dividends and Share Repurchases Totaled $1.1 Billion

Philadelphia, PA – May 2, 2012…Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter ended March 31, 2012.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “We are off to a great start in 2012, with strong revenue and cash flow growth and record quarterly free cash flow. Cable’s results show real momentum in High-Speed Internet and Business Services, and continuing improvements in Video results and Voice services. As we continue to drive innovation and bring the XFINITY brand to life, we’re delivering more and better products and transforming the customer experience.

We are also pleased with the performance of NBCUniversal, which posted strong revenue growth, led by the Super Bowl and successful film releases, along with reliable growth in our Theme Parks and Cable Networks, and steady progress in Broadcast. NBCUniversal and Cable Communications are also working well together to launch new programs and offer innovative products. We are looking forward to events like the Olympics that will bring together all of our company’s unique abilities to deliver compelling stories and new digital experiences across every screen, in and out of the home.”

Consolidated Financial Results

Consolidated financial results include NBCUniversal as of January 28, 2011 and 100% of Universal Orlando as of July 1, 2011.

($ in millions)	1st Quarter

Consolidated Results	2011*	2012	Growth

Revenue	$12,128	$14,878	22.7%

Operating Cash Flow (OCF)[1]	$4,066	$4,688	15.3%

Operating Income	$2,224	$2,758	24.0%

Earnings per Share[2]	$0.34	$0.45	32.4%

Free Cash Flow[3]	$2,221	$3,039	36.8%
*Includes 2 months of NBCUniversal results.

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com or www.cmcsk.com.

Revenue increased 22.7% in the first quarter of 2012 to $14.9 billion, while Operating Cash Flow increased 15.3% to $4.7 billion and Operating Income increased 24.0% to $2.8 billion.

Earnings per Share (EPS) for the first quarter of 2012 was $0.45, a 32.4% increase from the $0.34 reported in the first quarter of 2011. Excluding NBCUniversal transaction and related costs of $0.02 per share in the first quarter of 2011, EPS increased 25.0% in the first quarter of 2012 (see Table 4).

Free Cash Flow (excluding any impact from the Economic Stimulus packages) increased 36.8% to $3.0 billion in the first quarter of 2012 compared to $2.2 billion in the first quarter of 2011, reflecting growth in consolidated operating cash flow and improvements in working capital, partially offset by higher capital and intangible asset expenditures.

($ in millions) Free Cash Flow	1st Quarter
	2011*	2012	Growth

Operating Cash Flow	$4,066	$4,688	15.3%

Capital Expenditures	(1,106)	(1,174)	6.1%

Cash Paid for Capitalized Software and Other Intangible Assets	(123)	(184)	49.6%

Cash Interest Expense	(657)	(614)	(6.5%)

Cash Taxes	(74)	(118)	59.5%

Changes in Operating Assets and Liabilities	7	346	NM

Noncash Share-Based Compensation	84	89	6.0%

Proceeds from Investments and Distributions to Noncontrolling Interests	22	17	(22.7%)

Nonoperating Items	2	(11)	NM

Free Cash Flow (Incl. Economic Stimulus Packages)	$2,221	$3,039	36.8%

Economic Stimulus Packages	-	-	-

Free Cash Flow	$2,221	$3,039	36.8%

* Includes 2 months of NBCUniversal results.

Note: The definition of Free Cash Flow excludes any impact from the 2008-2012 Economic Stimulus packages. These amounts have been excluded from Free Cash Flow to provide an appropriate comparison. NM=comparison not meaningful.

Dividends and Share Repurchases. During the first quarter of 2012, Comcast paid dividends totaling $304 million and repurchased 25.9 million of its common shares for $750 million. As of March 31, 2012, Comcast had approximately $5.8 billion available under its share repurchase authorization.

Pro Forma Financial Results

Pro forma results are presented as if the NBCUniversal transaction, which closed on January 28, 2011, and the Universal Orlando transaction, which closed on July 1, 2011, were effective on January 1, 2010. These results are based on historical results of operations, adjusted for the effects of acquisition accounting and eliminating the costs and expenses directly related to the transaction, and are not necessarily indicative of what the results would have been had Comcast operated NBCUniversal and Universal Orlando since January 1, 2010 (see Table 5 for reconciliations of pro forma financial information).

($ in millions) Consolidated Pro Forma Results	1st Quarter
	2011	2012	Growth

Revenue	$13,580	$14,878	9.6%
Operating Cash Flow (OCF)	$4,276	$4,688	9.6%

OCF (excluding NBCUniversal transaction-related costs)	$4,368	$4,688	7.3%

Consolidated Pro Forma Revenue increased 9.6% in the first quarter of 2012 to $14.9 billion compared to $13.6 billion in the first quarter of 2011. Consolidated Pro Forma Operating Cash Flow increased 9.6% to $4.7 billion compared to $4.3 billion in last year’s first quarter. Included in consolidated pro forma operating cash flow for the first quarter of 2011 are transaction-related costs totaling $92 million. Excluding these costs, consolidated pro forma operating cash flow increased 7.3% (see Table 6).

Cable Communications

($ in millions)	1st Quarter
	2011	2012	Growth
Cable Communications Revenue
Video	$4,891	$4,969	1.6%
High-Speed Internet	2,106	2,323	10.3%
Voice	860	878	2.0%
Business Services	394	541	37.0%
Advertising	455	476	4.8%
Other	378	412	8.9%

Cable Communications Revenue	$9,084	$9,599	5.7%

Cable Communications OCF	$3,749	$3,955	5.5%
OCF Margin	41.3%	41.2%

Cable Communications Capital Expenditures	$1,053	$1,056	0.3%
Percent of Cable Communications Revenue	11.6%	11.0%

Revenue. For the first quarter of 2012, Cable revenue increased 5.7% to $9.6 billion compared to $9.1 billion in the first quarter of 2011. This increase was driven by a 10.3% increase in High-Speed Internet revenue, a 37.0% increase in Business Services revenue and a 1.6% increase in Video revenue. Monthly average total revenue per Video customer increased 7.8% to $143.40, reflecting a growing number of residential customers taking multiple products, rate adjustments and a higher contribution from business services.

Operating Cash Flow. For the first quarter of 2012, Cable operating cash flow increased 5.5% to $4.0 billion compared to $3.7 billion in the first quarter of 2011, reflecting higher revenue offset primarily by increases in programming, sales and marketing and other expenses to support new business areas. This quarter’s operating cash flow margin was 41.2% compared to 41.3% in the first quarter of 2011.

Capital Expenditures. For the first quarter of 2012, Cable capital expenditures were flat to the prior year at $1.1 billion and represented 11.0% of Cable revenue in the first quarter of 2012 compared to 11.6% in last year’s first quarter.

Customers. In the first quarter, combined Video, High-Speed Internet and Voice customers increased by 565,000, driven by High-Speed Internet customer net additions, up 5% over the prior year. As of March 31, 2012, Video, High-Speed Internet and Voice customers totaled 50.4 million, an increase of 2.8% over last year’s first quarter.

(in thousands)	Customers		Net Adds
	1Q11	1Q12	1Q12
Video Customers	22,751	22,294	(37)
High-Speed Internet Customers	17,403	18,582	439
Voice Customers	8,870	9,506	164

Combined Video, HSI and Voice Customers	49,024	50,382	565

NBCUniversal

Pro forma NBCUniversal results are presented as if the NBCUniversal transaction, which closed on January 28, 2011, and the Universal Orlando transaction, which closed on July 1, 2011, were effective on January 1, 2010.

Revenue for NBCUniversal increased 18.0% to $5.5 billion in the first quarter of 2012, reflecting strong revenue growth in every segment, including Super Bowl revenue of $259 million in the Broadcast Television segment. Excluding the Super Bowl in the first quarter of 2012, revenue increased 12.4%. Operating Cash Flow increased 34.3% to $813 million compared to last year’s first quarter. Excluding transaction-related costs totaling $92 million in the first quarter of 2011, operating cash flow increased 16.6% (see Table 6).

($ in millions) (pro forma)	1st Quarter
	2011	2012	Growth
NBCUniversal Revenue
Cable Networks	$2,020	$2,138	5.8%
Broadcast Television	1,352	1,851	36.9%
Filmed Entertainment	975	1,192	22.3%
Theme Parks	390	412	5.7%
Headquarters, Other and Eliminations	(98)	(121)	(23.4%)

NBCUniversal Revenue	$4,639	$5,472	18.0%

NBCUniversal OCF
Cable Networks	$817	$805	(1.4%)
Broadcast Television	20	(10)	NM
Filmed Entertainment	(146)	6	NM
Theme Parks	134	157	17.1%
Headquarters, Other and Eliminations	(220)	(145)	33.6%

NBCUniversal OCF	$605	$813	34.3%

Cable Networks

For the first quarter of 2012, revenue from the Cable Networks segment increased 5.8% to $2.1 billion compared to $2.0 billion in the first quarter of 2011, primarily driven by a 5.9% increase in advertising revenue, a 3.8% increase in distribution revenue and a 20.5% increase in other revenue. Operating cash flow decreased 1.4% to $805 million compared to $817 million in the first quarter of 2011, reflecting higher programming and production costs, primarily due to a shift in the number of NBA games to the first quarter of 2012.

Broadcast Television

For the first quarter of 2012, revenue from the Broadcast Television segment increased 36.9% to $1.9 billion compared to $1.4 billion in the first quarter of 2011 and included $259 million of revenue generated by the Super Bowl. Excluding the impact of the Super Bowl in the first quarter of 2012, revenue increased 17.7%, reflecting higher primetime ratings and higher revenue from a content licensing agreement. In the first quarter of 2012, the Broadcast Television segment generated an operating cash flow loss of $10 million compared to operating cash flow of $20 million in the first quarter of 2011, reflecting higher programming and marketing costs to support the mid-season primetime schedule (see Table 6).

Filmed Entertainment

For the first quarter of 2012, revenue from the Filmed Entertainment segment increased 22.3% to $1.2 billion compared to $975 million in the first quarter of 2011, primarily reflecting higher theatrical revenue driven by the release of Dr. Suess’ The Lorax and Safe House, and increased home entertainment revenue due to a higher volume of new titles, including Hop and Tower Heist. In the first quarter of 2012, the Filmed Entertainment segment generated operating cash flow of $6 million compared to an operating cash flow loss of $146 million in the first quarter of 2011, primarily reflecting higher theatrical revenue and the corresponding increase in the amortization of film costs.

Theme Parks

Theme Parks results are presented as if the Universal Orlando transaction, which closed on July 1, 2011, was effective on January 1, 2010. As a result, Theme Parks segment revenue and operating cash flow includes the results of Universal Orlando, Universal Hollywood and international licensing fees.

For the first quarter of 2012, revenue from the Theme Parks segment increased 5.7% to $412 million compared to $390 million in the first quarter of 2011, driven by higher per capita spending at the Orlando and Hollywood parks. First quarter operating cash flow increased 17.1% to $157 million compared to $134 million in the same period last year.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations between the NBCUniversal businesses. Included in these expenses are non-recurring transaction-related costs during the first quarter of 2011 that totaled $92 million.

Corporate, Other and Eliminations

Pro forma Corporate, Other and Eliminations include corporate operations, Comcast-Spectacor and eliminations between Comcast’s businesses. For the quarter ended March 31, 2012, Corporate, Other and Eliminations revenue was ($193) million compared to ($143) million in 2011, reflecting reduced revenue due to the sale of the Philadelphia 76ers in 2011. The operating cash flow loss was $80 million compared to a loss of $78 million in the first quarter of 2011.

Notes:

1

We define Operating Cash Flow as operating income (loss) before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on the sale of assets, if any.

2	Earnings per share amounts are presented on a diluted basis.

3

We define Free Cash Flow as Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures, cash paid for intangible assets and cash distributions to noncontrolling interests; and adjusted for any payments and receipts related to certain nonoperating items, net of estimated tax benefits. We do not present Free Cash Flow on a pro forma basis.

All percentages are calculated on whole numbers. Differences may exist due to rounding.

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Conference Call Information

Comcast Corporation will host a conference call with the financial community today, May 2, 2012 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com or www.cmcsk.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 64891388. A replay of the call will be available starting at 12:30 p.m. ET on May 2, 2012, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Wednesday, May 9, 2012 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 64891388. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) (www.comcast.com) is one of the world’s leading media, entertainment and communications companies. Comcast is principally involved in the operation of cable systems through Comcast Cable Communications and in the development, production and distribution of entertainment, news, sports and other content for global audiences through NBCUniversal. Comcast Cable Communications is one of the nation’s largest video, high-speed Internet and phone providers to residential and business customers. Comcast is the majority owner and manager of NBCUniversal, which owns and operates entertainment and news cable networks, the NBC and Telemundo broadcast networks, local television station groups, television production operations, a major motion picture company and theme parks.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

(in millions, except per share data)	Three Months Ended March 31,
	2011	2012
Revenue	$12,128	$14,878

Operating costs and expenses	8,062	10,190

Operating cash flow	4,066	4,688

Depreciation expense	1,486	1,529
Amortization expense	356	401

	1,842	1,930

Operating income	2,224	2,758

Other income (expense)
Interest expense	(605)	(640)
Investment income (loss), net	89	92
Equity in net income (losses) of investees, net	(37)	3
Other income (expense), net	(36)	(16)

	(589)	(561)

Income before income taxes	1,635	2,197

Income tax expense	(596)	(750)

Net income	1,039	1,447

Net (income) loss attributable to noncontrolling interests	(96)	(223)

Net income attributable to Comcast Corporation	$943	$1,224

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.34	$0.45

Dividends declared per common share attributable to Comcast Corporation shareholders	$0.1125	$0.1625

Diluted weighted-average number of common shares	2,805	2,744

Note: Consolidated financial results include NBCUniversal as of January 28, 2011 and 100% of Universal Orlando as of July 1, 2011.

TABLE 2 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31, 2011	March 31, 2012
ASSETS

Current Assets
Cash and cash equivalents	$1,620	$2,207
Receivables, net	4,351	4,379
Programming rights	987	1,011
Other current assets	1,615	1,758

Total current assets	8,573	9,355

Film and television costs	5,227	5,112

Investments	9,854	10,149

Property and equipment, net	27,559	26,962

Franchise rights	59,376	59,364

Goodwill	26,874	26,803

Other intangible assets, net	18,165	18,001

Other noncurrent assets, net	2,190	2,203

	$157,818	$157,949

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$5,705	$5,763
Accrued participations and residuals	1,255	1,394
Accrued expenses and other current liabilities	4,914	5,770
Current portion of long-term debt	1,367	2,705

Total current liabilities	13,241	15,632

Long-term debt, less current portion	37,942	35,080

Deferred income taxes	29,932	29,812

Other noncurrent liabilities	13,034	13,446

Redeemable noncontrolling interests	16,014	16,158

Equity
Comcast Corporation shareholders’ equity	47,274	47,476
Noncontrolling interests	381	345

Total Equity	47,655	47,821

	$157,818	$157,949

TABLE 3 Consolidated Statement of Cash Flows (Unaudited)

(in millions)	Three Months Ended March 31,
	2011	2012

OPERATING ACTIVITIES
Net income	$1,039	$1,447
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,842	1,930
Amortization of film and television costs	1,184	2,153
Share-based compensation	84	89
Noncash interest expense (income), net	40	48
Equity in net (income) losses of investees, net	37	(3)
Cash received from investees	98	73
Net (gain) loss on investment activity and other	(85)	(74)
Deferred income taxes	130	(59)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Change in receivables, net	725	(30)
Change in film and television costs	(1,466)	(2,061)
Change in accounts payable and accrued expenses related to trade creditors	(131)	169
Change in other operating assets and liabilities	(29)	711

Net cash provided by operating activities	3,468	4,393

INVESTING ACTIVITIES
Capital expenditures	(1,106)	(1,174)
Cash paid for intangible assets	(123)	(184)
Acquisitions, net of cash acquired	(5,658)	-
Proceeds from sales of businesses and investments	18	35
Purchases of investments	(16)	(62)
Other	(2)	36

Net cash provided by (used in) investing activities	(6,887)	(1,349)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	1,677	(407)
Repurchases and repayments of debt	(1,759)	(1,125)
Repurchases and retirements of common stock	(525)	(750)
Dividends paid	(261)	(304)
Issuances of common stock	129	150
Distributions to noncontrolling interests	(46)	(58)
Other	42	37

Net cash provided by (used in) financing activities	(743)	(2,457)

Increase (decrease) in cash and cash equivalents	(4,162)	587

Cash and cash equivalents, beginning of period	5,984	1,620

Cash and cash equivalents, end of period	$1,822	$2,207

Note: Consolidated financial results include NBCUniversal as of January 28, 2011 and 100% of Universal Orlando as of July 1, 2011.

TABLE 4 Supplemental Information Alternate Presentation of Net Cash Provided by Operating Activities and Free Cash Flow (Unaudited)

	Three Months Ended March 31,
(in millions)	2011	2012

Operating income	$2,224	$2,758
Depreciation and amortization	1,842	1,930

Operating income before depreciation and amortization	4,066	4,688
Noncash share-based compensation expense	84	89
Changes in operating assets and liabilities	7	346

Cash basis operating income	4,157	5,123
Payments of interest	(657)	(614)
Payments of income taxes	(74)	(118)
Proceeds from interest, dividends and other nonoperating items	42	2

Net Cash Provided by Operating Activities	$3,468	$4,393

Capital expenditures	(1,106)	(1,174)
Cash paid for capitalized software and other intangible assets	(123)	(184)
Distributions to other noncontrolling interests	(46)	(58)
Nonoperating items	28	62

Free Cash Flow (including Economic stimulus packages)	$2,221	$3,039
Economic stimulus packages	-	-

Total Free Cash Flow	$2,221	$3,039

Reconciliation of EPS Excluding Costs of the NBCUniversal Transaction (Unaudited)

	Three Months Ended March 31,
(in millions, except per share data)	2011		2012
	$	EPS (1)	$	EPS (1)

Net income attributable to Comcast Corporation	$943	$0.34	$1,224	$0.45
Growth %			29.7%	32.4%

Comcast Costs Related to the NBCUniversal Transaction, net of tax (2)	51	0.02	-	-
NBCUniversal Transaction-Related Costs, net of tax(3)	14	0.00	-	-

Net income attributable to Comcast Corporation

(excluding Costs of the NBCUniversal Transaction)	$1,008	$0.36	$1,224	$0.45

Growth %			21.4%	25.0%

(1)	Based on diluted weighted-average number of common shares for the respective periods as presented in Table 1.

(2)

2011 Net income attributable to Comcast Corporation includes $63 million of operating costs and expenses and $16 million of other expense ($80 million in total, $51 million net of tax) related to the NBCUniversal transaction.

(3)	2011 Net income attributable to Comcast Corporation includes $44 million in transaction-related costs, $14 million net of tax and noncontrolling interest.

Note:	Consolidated financial results include NBCUniversal as of January 28, 2011 and 100% of Universal Orlando as of July 1, 2011. Minor differences may exist due to rounding.

TABLE 5 Reconciliation of GAAP to Pro Forma(1) Financial Information (Unaudited)

							Corporate, Other
	GAAP				NBCUniversal		and Eliminations		Total
								Pro Forma
			Corporate,			Pro		Corporate,		Total
	Cable	Total	Other and		Pro Forma	Forma	Pro Forma	Other and	Pro Forma	Pro
(in millions)	Communications	NBCU	Eliminations	Total	Adjustments(1)	NBCU	Adjustments(1)	Eliminations	Adjustments(1)	Forma
Three Months Ended March 31, 2011
Revenue	$9,084	$3,143	($ 99)	$12,128	$1,496	$4,639	($44)	($143)	$1,452	$13,580
Operating Costs and Expenses	5,335	2,685	42	8,062	1,349	4,034	(107)	(65)	1,242	9,304

Operating Cash Flow	$3,749	$458	($141)	$4,066	$147	$605	$63	($ 78)	$210	$4,276

Three Months Ended March 31, 2012
Revenue	$9,599	$5,472	($193)	$14,878	-	$5,472	-	($193)	-	$14,878
Operating Costs and Expenses	5,644	4,659	(113)	10,190	-	4,659	-	(113)	-	10,190

Operating Cash Flow	$3,955	$813	($ 80)	$4,688	-	$813	-	($ 80)	-	$ 4,688

(1)

Pro Forma information is presented as if the NBCUniversal transaction and the acquisition of the remaining 50% interest of Universal Orlando occurred January 1, 2010. Pro forma data does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. Pro forma amounts are not necessarily indicative of what our results would have been had we operated the NBCUniversal contributed businesses or Universal Orlando since January 1, 2010, nor of our future results.

TABLE 6 Reconciliation of Consolidated Pro Forma Operating Cash Flow Excluding NBCUniversal Transaction-Related Costs (Unaudited)

	Three Months Ended March 31,
(in millions)	2011	2012	Growth %

Operating Cash Flow	$4,276	$4,688	9.6%

NBCUniversal Transaction-Related Costs(1)	92	-

Operating Cash Flow excluding NBCUniversal Transaction-Related Costs	$4,368	$4,688	7.3%

Reconciliation of Consolidated Pro Forma NBCUniversal Revenue Excluding Super Bowl (Unaudited)

	Three Months Ended March 31,
(in millions)	2011	2012	Growth %

Revenue	$4,639	$5,472	18.0%

Super Bowl	-	(259)

Revenue excluding Super Bowl	$4,639	$5,213	12.4%

Reconciliation of Consolidated Pro Forma NBCUniversal Operating Cash Flow Excluding NBCUniversal Transaction-Related Costs (Unaudited)

	Three Months Ended March 31,
(in millions)	2011	2012	Growth %

Operating Cash Flow	$605	$813	34.3%

NBCUniversal Transaction-Related Costs(1)	92	-

Operating Cash Flow excluding NBCUniversal Transaction-Related Costs	$697	$813	16.6%

Reconciliation of Pro Forma Broadcast Television Revenue Excluding Super Bowl (Unaudited)

	Three Months Ended March 31,
(in millions)	2011	2012	Growth %

Revenue	$1,352	$1,851	36.9%

Super Bowl	-	(259)

Revenue excluding Super Bowl	$1,352	$1,592	17.7%

(1)	NBCUniversal transaction-related costs are associated with severance and other related compensation charges, $44 million of which was incurred after the close of the transaction.

Note: Minor differences may exist due to rounding.